EXHIBIT 23

BEDINGER & COMPANY

CERTIFIED PUBLIC ACCOUNTANTS

April 26, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: iTrackr Systems, Inc.

To Whom It May Concern:

We hereby consent to use in this Form S-1 of our report dated March 12, 2012, relating to the financial statements of iTrackr Systems, Inc. as of December 31, 2011 and 2010 and for the year ended December 31, 2011 and 2010.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form S-1/A.

Yours very truly,
Bedinger & Company
Certified Public Accountants

1200 CONCORD AVENUE, SUITE 250, CONCORD, CA  94520 • (925) 603-0800 • (925) 603-0804 FAX

Members Of The American Institute Of Certified Public Accountants,
The Center For Public Company Audit Firms,
And The California Society Of Certified Public Accountants,
Registered With The Public Company Accounting Oversight Board